Exhibit 5.9

CONSENT OF BENJAMIN WEBB

In connection with (1) the annual information form of Avalon Rare Metals Inc. (the “Company”) dated November 28, 2013 (the “AIF”) and the Company’s management discussion and analysis of financial statements for the year ended August 31, 2012 (the “MD&A”), which included references to my name and to the use of the report entitled “Technical Report on the Thor Lake Project, Northwest Territories, Canada” dated August 25, 2011 (the “Technical Report”) and the updated resource estimate for the Nechalacho Rare Earth Elements Deposit, Thor Lake, Northwest Territories (“Updated Estimate”), and the information derived from the Technical Report and the Updated Estimate and (2) the News Release of the Company dated August 15, 2013 regarding a mineral resource estimate for the Nechalacho Rare Earth Elements Project (the “News Release”), the undersigned hereby consents to (i) the reference of the undersigned’s name in the AIF and the News Release, (ii) the use of the technical information in the News Release and (iii) the use of information derived from the Technical Report and the Updated Estimate in the AIF and the MD&A, which are included in or incorporated by reference into the Registration Statement on Form F-10 originally filed by the Company with the United States Securities and Exchange Commission on August 21, 2013 and any amendments thereto and into the prospectus included therein.

/s/ Benjamin Webb Benjamin Webb

Date: September 10, 2013